EXHIBIT 12
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

STANADYNE HOLDINGS, INC.
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Loss before taxes, extraordinary item and cumulative effect of change in accounting	$(13,879)	$(10,981)	$(21,184)	$(9,948)	$(27,216)
Fixed charges deducted from earnings	36,317	32,690	32,314	31,077	29,956
Earnings available for payment of fixed charges	$22,438	$21,709	$11,130	$21,129	$2,740
Fixed charges:
Interest expense	$32,896	$30,445	$30,224	$29,161	$20,935
Amortization of deferred financing fees	3,181	1,999	1,784	1,695	8,791
Portion of rent deemed to be interest (Rent Expense 1/3)	240	246	306	221	230
Total fixed charges	$36,317	$32,690	$32,314	$31,077	$29,956
Ratio of earnings to fixed charges (1)	—	—	—	—	—

STANADYNE CORPORATION
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
(Loss) income before taxes, extraordinary item and cumulative effect of change in accounting	$(1,107)	$1,580	$(8,816)	$2,371	$(15,404)
Fixed charges deducted from earnings	23,781	20,430	20,054	18,816	18,204
Earnings available for payment of fixed charges	$22,674	$22,010	$11,238	$21,187	$2,800
Fixed charges:
Interest expense	$20,620	$18,445	$18,225	$17,161	$16,402
Amortization of deferred financing fees	2,921	1,739	1,523	1,434	1,572
Portion of rent deemed to be interest (Rent Expense 1/3)	240	246	306	221	230
Total fixed charges	$23,781	$20,430	$20,054	$18,816	$18,204
Ratio of earnings to fixed charges (1)	—	1.1	—	1.1	—

(1)
The ratio of earnings to fixed charges is not presented for years that the ratio is less than 1.0. The deficiency of earnings at Stanadyne Holdings, Inc. was $13,879, $10,981, $21,184, $9,948 and $27,216 during the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively. The deficiency of earnings at Stanadyne Corporation was $1,107, $8,816 and $15,404 during the years ended December 31, 2013, 2011 and 2009, respectively.